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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13G/A
                                (RULE 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13-d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Penske Motorsports, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  709598 10 6
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                 SCHEDULE 13G

CUSIP No. 709598 10 6
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kaiser Ventures Inc.
      IRS ID 94-0594733

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* N/A
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Delaware, U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,627,923

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,627,923

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,627,923

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.51%

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      TYPE OF REPORTING PERSON*
12
      CO

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(1)

(2)

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ITEM 1. (A) Name of Issuer:
            Penske Motorsports, Inc.

        (B) Address of Issuer's Principal Executive Offices:
            3270 W. Big Beaver Road, Suite 130, Troy, Michigan 48048

ITEM 2. (A) Name of Person(s) Filing:
            Kaiser Ventures Inc.

        (B) Address of Principal Business or, if none, Residence:
            3633 East Inland Empire Blvd., Suite 850
            Ontario, CA 91764

        (C) Citizenship:   Incorporated in Delaware, U.S.A.

        (D) Title of Class of Securities:  Common Stock

        (E) CUSIP Number:  483100 10 3

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), check whether the person filing is a: Inapplicable

            (a)  [_]  Broker or dealer registered under Section 165 of the Act,

            (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,

            (c) [_] Insurance Company as defined in Section 3(a)(19) of the
                    Act,

            (d)  [_]  Investment Company registered under Section 8 of the
                      Investment Company Act,

            (e)  [_]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940,

            (f)  [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employer Retirement Income Security Act of 1974 or Endowment Fund; see (13-d-1)(b)(1)(ii)(F),

            (g)  [_]  Parent Holding Company, in accordance with
                      Rule (13d-1)(b)(ii)(G); see item 7,

            (h)  [_]  Group, in accordance with the Rule 13-d-1(b)(ii)(H).


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ITEM 4.    Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of the month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a) Amount Beneficially Owned:
              1,627,923

          (b) Percent of Class:  11.51%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   1,627,923

              ii)  shared power to vote or to direct the vote
                   None

              iii) sole power to dispense or to direct the disposition of
                   1,627,923

              iv) shared power to dispose or to direct the disposition of None

ITEM 5.    Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not applicable.

ITEM 8.    Identification and Classification of Members of the Group
           Not applicable.

ITEM 9.    Notice of Dissolution of the Group
           Not applicable.

ITEM 10.   Certificate

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 11, 1998


                                        KAISER VENTURES INC.
                                        a Delaware corporation


                                        By:  /s/ JAMES F. VERHEY
                                             --------------------------
                                             James F. Verhey
                                             Executive Vice President &
                                             Chief Financial Officer